Exhibit 99.2

                        CACI Completes Acquisition of
                               QuesTech, Inc.

     Arlington, VA, November 16, 1998 B CACI International Inc (NASDAQ: CACI) announced today that it has completed the acquisition of all of the common stock of QuesTech, Inc. (NASDAQ: QTEC), a company that specializes in the development and application of information technology and engineering services for the defense and national security community, effective November 13, 1998. QuesTech shareholders received $18.13 per share in cash. The total consideration paid by CACI, including the assumption of liabilities, was approximately $42 million. The transaction was funded through borrowings under the company's existing line of credit with a group of banks.

     Effective with the closing of the transaction, QuesTech will be operated as a wholly-owned subsidiary of CACI under the new name CACI Technologies, Inc. The operations of the new subsidiary will be fully integrated into CACI to achieve the full benefit of the merger for customers and shareholders. Operations of the new company will be included in CACI's operating results
going forward from the above date.   CACI expects the acquisition to be
accretive to net earnings. QuesTech, headquartered in Falls Church, Virginia, has over 600 employees worldwide. In its last full year of operations, QuesTech reported revenues of $78 million.

     "We welcome QuesTech's more than 600 employees and its customers into the CACI organization," said Dr. J. P. (Jack) London, CACI Chairman and CEO. "The combination of QuesTech's highly knowledgeable and skilled people and their proven proficiencies in information warfare and information security with our own portfolio of IT solutions will result in new capabilities and add value for our clients". Ron Ross, CACI President and Chief Operating Officer added, "We believe that information assurance and security is increasingly critical in providing our customers infocomm solutions in the years ahead. The unique combination of CACI's and QuesTech's capabilities positions us as a leader in that arena."

     CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and simulation products and providing information assurance services to government agencies and commercial enterprises worldwide. Celebrating 37 years in business, the company has approximately 4,200 employees and operates out of approximately 92 offices in the U.S. and Europe. In March, CACI was named the highest-ranking systems integrator in an FCW Government Technology Group, Inc. report on competitiveness in the federal IT marketplace.

     SEVERAL COMMENTS SET FORTH ABOVE REPRESENT FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE TODAY. THE FACTORS WHICH COULD CAUSE A MATERIAL DIFFERENCE IN RESULTS INCLUDE, BUT ARE NOT LIMITED TO THE FOLLOWING: REGIONAL AND NATIONAL ECONOMIC CONDITIONS; CHANGES IN INTEREST RATES; CHANGES IN GOVERNMENT SPENDING POLICIES AND/OR DECISIONS CONCERNING SPECIFIC PROGRAMS; THE INDIVIDUAL BUSINESS DECISIONS OF OUR CUSTOMERS AND CLIENTS; DEVELOPMENTS IN TECHNOLOGY; COMPETITIVE FACTORS AND PRICING PRESSURES; CHANGES IN THE REGULATION OF OUR BUSINESS; AND OUR OWN ABILITY TO OBTAIN THE RESULTS NOW PROJECTED OR ANTICIPATED.

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For investor information contact:    For other information contact:
James Allen                          Jody Brown
Chief Financial Officer              Public Relations Director
(703) 841-7835                       (703) 841-7801
jallen@caci.com                      jbrown@caci.com